                                                                      EXHIBIT 12




                         ANADARKO PETROLEUM CORPORATION
                CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS
                   OF EARNINGS TO FIXED CHARGES AND EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 1993



                                              Years Ended December 31
                              -----------------------------------------------------
thousands                       1993        1992        1991      1990       1989
                              --------    --------    -------   --------   --------
Gross Income                  $106,824    $ 68,311    $75,431   $119,363   $115,475
Rentals                          3,069       2,737      2,043      1,688      1,305
                               -------     -------     ------    -------    -------
  Earnings                     109,893      71,048     77,474    121,051    116,780
                               =======     =======     ======    =======    =======
Gross Interest Expense          38,000      36,620     36,829     42,903     50,866
Rentals                          3,069       2,737      2,043      1,688      1,305
                               -------     -------     ------    -------    -------
  Fixed Charges               $ 41,069    $ 39,357    $38,872   $ 44,591   $ 52,171
                               =======     =======     ======    =======    =======
Ratio of Earnings to Fixed
  Charges                         2.68        1.81       1.99       2.71       2.24
                               =======     =======     ======    =======    =======

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals.

During the five years ended December 31, 1993, there were no shares of preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years is the same as the ratio of earnings to fixed charges.